Exhibit 99.2
November 26, 2007
Board of Directors
Handleman Company
500 Kirts Boulevard
Troy, MI 48084-5225
Re: Management Services Agreement
Ladies and Gentlemen:
This letter, together with the attached Schedules, Exhibit and General Terms and Conditions, sets forth the agreement (“Agreement”) between AP Services, LLC, a Michigan limited liability company (“APS”), and Handleman Company (the “Company” or “Handleman”), for the engagement of APS to provide certain temporary employees to the Company to assist it in its management and operations as described below.
All defined terms shall have the meanings ascribed to them in this letter and in the attached Schedules, Exhibit and General Terms and Conditions.
Objective and Tasks
APS will provide Al Koch to serve as the Company’s President and Chief Executive Officer (“CEO”) reporting to the Company’s Board of Directors. Working collaboratively with the senior management team, the Board of Directors and other Company professionals, Mr. Koch will assist the Company in evaluating and implementing strategic and tactical options through a process that will be focused on maximizing shareholder value. He will have all of the responsibility and authority normally associated with a company’s CEO. He will not be a member of the Company’s Board of Directors.
Staffing
With the approval of the Company’s Board of Directors or a committee thereof, APS will provide the Company with the individuals set forth on Exhibit A (“Temporary Staff”), subject to the terms and conditions of this Agreement, with the titles, pay rates and other descriptions set forth therein.
With the approval of the Company’s Board of Directors or a committee thereof, the Temporary Staff may be assisted by or replaced by other professionals at various levels, as required, who shall also become Temporary Staff. APS will keep the Company informed as to APS’ staffing and will not add additional Temporary Staff to the assignment without the approval of the Company’s Board of Directors or a committee thereof. Any Temporary Staff added will report to Mr. Koch or his designee.
Timing, Fees and Retainer
APS will commence this engagement on or about November 28, 2007 after receipt of a copy of the Agreement executed by the Company accompanied by the Retainer, as set forth on Schedule 1.
The Company shall compensate APS for its services, and reimburse APS for expenses, as set forth on Schedule 1.
* * *
If these terms meet with your approval, please sign and return the enclosed copy of the Agreement and wire transfer the amount to establish the Retainer. We look forward to working with you.
Sincerely yours,
AP Services, LLC
/s/ John J. Collins, Jr.
John J. Collins, Jr.
Managing Director and General Counsel
Acknowledged and Agreed to by the Company’s Board of Directors:
HANDLEMAN COMPANY

By: Its:	/s/ Eugene Miller Eugene Miller
Dated:	November 27, 2007

AP Services, LLC
Employment by Handleman Company
Exhibit A
Temporary Staff
Individuals with Executive Officer Positions

		Hourly	Commitment
Name	Description	Rate[1]	Full[2] or Part Time[3]
A. A. Koch	Chief Executive Officer & President	$660	Full Time
Additional Temporary Staff

		Hourly	Commitment
Name	Description	Rate[4]	Full[2] or Part Time[3]
None
The parties agree that Exhibit A can be amended by APS and by the Company’s Board of Directors or a committee thereof from time to time to add or delete staff.

[1]	Mr. Koch’s hourly rate has been discounted approximately 20% from that expected to be in effect on January 1, 2008. This rate shall remain unchanged until December 31, 2008. Effective January 1, 2009 and annually thereafter, the rate charged shall be increased by 80% of the increase, if any, in his regular hourly rate.

[2]	Full time is defined as substantially full time, which means an average of not less than 35 hours per week during each of the Company’s fiscal quarters.

[3]	Part time is generally 2-3 days per week, with some weeks more or less depending on the needs and issues facing the Company at that time.

[4]	Hourly rates for Additional Temporary Staff, if any, will be discounted by approximately 10% from their regular hourly rate.

Schedule 1
Fees and Expenses
1.	Fees: APS’ fees will be based on the hours worked by APS personnel at APS’ regular hourly rates, which are:

Managing Directors	$600-750
Directors	$440-575
Vice Presidents	$325-450
Associates	$260-315
Analysts	$210-230
Paraprofessionals	$100-175
Independent Contractors
APS reviews and revises its billing rates on January 1 of each year.

2.	Success Fee: In addition to hourly fees, APS will be compensated for its efforts by the payment of a Success Fee. The Company understands and acknowledges that the Success Fee is an integral part of APS’ compensation for the engagement.

The Success Fee shall be as follows:
APS shall receive 5% (five percent) of the increase in shareholder market capitalization from the inception of this contract through the payment due date. The market capitalization on the inception date shall be determined by the number of outstanding shares (20.46 million shares) multiplied by the average of the closing prices for the five trading days ending on November 2, 2006. Market capitalization on the payment due date shall be determined by the average of the closing prices for the five trading days ending two days before the payment due date multiplied by the number of then outstanding shares. The Success Fee payment shall be made in cash and the due date shall occur on the earliest date to occur of events as further described below in (B), (C) and (D). The following terms and conditions further define the calculation and payment of this Success Fee and are an integral part of its definition and payment.
A.	The minimum Success Fee shall be an amount equal to 20% of the APS billings for Al Koch’s time from the inception of the contract through the payment due date provided that such minimum shall not exceed 20% of the increase in market capitalization, as defined above.

B.	The Success Fee shall be payable in cash at closing of a transaction pursuant to which a significant portion of the assets or stock of the Company is transferred or control of the Company is transferred to a third party, (ii) the acquisition of another company by Handleman whether or not such acquisition occurs in connection with one or more other financing transactions, or (iii) the merger of Handleman into another company whether or not Handleman management is represented by members of its Board of Directors or its senior management team.

C.	If the Board terminates Mr. Koch without cause then the full amount of the Success Fee shall be earned and is payable on the last day of his employment. Furthermore, if the individuals who today constitute the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board of the Company then upon such occurrence it shall be deemed to be a termination of Mr. Koch’s employment without cause.

D.	The right to receive the Success Fee shall vest monthly pro rata on the last day of each month for the first 12 consecutive months of this engagement starting with November 30, 2007. In the event that Mr. Koch voluntarily terminates his employment the vested Success Fee shall be payable upon the termination date. For example, if Mr. Koch terminates his employment during the 12th month of service then 11/12 of the Success Fee shall have been earned and shall be payable on the last day of his employment. Mr. Koch agrees that he will give no less than 30 days notice of intent to terminate unless such termination is occasioned by his death or disability.

E.	If the Company raises new common equity capital, such as through a successful shareholder rights offering, the market capitalization on the inception date of this contract shall be increased by the net amount of monies raised. Such adjusted equity capital shall then be used in the computation of Success Fee.

F.	If a Success Fee computation is made under either (C) or (D) above (the “Initial Success Fee Payment”) and a transaction such as is contemplated in (B) above occurs within 12 months following the Initial Success Fee Payment, then a supplemental Success Fee shall be payable as follows:
a)	Compute the Success Fee that would have been payable to APS had Mr. Koch remained with the Company until the transaction occurred.

b)	Multiply the result of the Success Fee in the preceding paragraph (a) by a fraction, the numerator of which is the number of days that Mr. Koch was the CEO and the denominator of which is the number of days from the inception of this contract until the date the transaction actually occurred.

c)	If the Success Fee actually paid is less than the calculation in the preceding paragraph (b) then the difference between the two amounts shall be paid to APS.
G.	If the Company terminates Mr. Koch for cause then no Success Fee shall be payable. Cause shall mean the following after receipt of written notice with the opportunity to cure:

a)	Koch’s failure or refusal to materially perform his duties and responsibilities, or the failure of Koch to devote substantially all of his business time and attention to the business and affairs of the Company;

b)	The willful misappropriation of the funds or property of the Company;

c)	Conviction of a felony or of any crime involving moral turpitude, dishonesty, theft, unethical or unlawful conduct; or

d)	The commission by Koch of any willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Company, or that may tend to bring Koch or the Company into disrepute, or the commission of any act that is a breach of Koch’s fiduciary duties to the Company.
3.	Expenses: In addition to the fees set forth herein, the Company shall pay directly, or reimburse APS upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging and postage.
4.	Break Fee: APS does not seek a Break Fee in connection with this engagement.
5.	Retainer: The Company shall pay APS a retainer of $250,000 to be applied against Fees and Expenses as set forth in this Schedule and in accordance with Section 2 of the attached General Terms and Conditions.

Schedule 2
Disclosures
APS has caused to be submitted for review, by its conflicts check system, the names of significant parties in interest in this case. APS completed a search of its client database for the past five years to determine whether it has had or has any relationships with the following entities:
a)	The Company and its affiliates;

b)	The Company’s current directors and officers and certain of their most significant business affiliations, as provided to APS by the Company;

c)	The Company’s lenders; and,

e)	Various other potential parties in interest, as may be identified by the Company.
Based on this search, APS knows of no fact or situation that would represent a conflict of interest for APS with regard to the Company. However, APS wishes to disclose the following:
✓	Kmart Corporation continues as a client; we are assisting Kmart in the resolution of claims from its Chapter 11 bankruptcy filing.
This Schedule 2 may be updated by APS from time to time to disclose additional connections or relationships between APS and the interested parties.

AP Services, LLC
General Terms and Conditions
These General Terms and Conditions (“Terms”) are incorporated into the letter agreement (“Agreement”) between the Company and APS to which these Terms are attached. In case of conflict between the wording in the letter agreement and these General Terms and Conditions, the wording of the letter agreement shall prevail.
Section 1. Company Responsibilities
The Company will undertake responsibilities as set forth below:
1.	Provide reliable and accurate detailed information, materials, documentation and
2.	Make decisions and take future actions, as the Company determines in its sole discretion, on any recommendations made by APS in connection with this Agreement.
APS’ delivery of the services and the fees charged are dependent on (i) the Company’s timely and effective completion of its responsibilities; and (ii) timely decisions and approvals made by the Company’s management. The Company shall be responsible for any delays, additional costs or other deficiencies caused by not completing its responsibilities.
Section 2. Retainer, Billing and Payments
Retainer and Billing. APS will submit monthly invoices for services rendered and expenses incurred and will offset such invoices against the Retainer. Payment will be due within 10 calendar days after receipt of the invoices to replenish the Retainer to the agreed-upon amount. Any unearned portion of the Retainer will be returned to the Company at the termination of the engagement.
Payments. All payments to be made by the Company to APS shall be payable upon receipt of invoice via wire transfer to APS’ bank account, as follows:

Receiving Bank:	Comerica Bank
ABA #072000096
Receiving Account:	AP Services, LLC
A/C #1851-765410
Section 3. Relationship of the Parties
The parties intend that an independent contractor relationship will be created by the Agreement. As an independent contractor, APS will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. Of course, neither the Temporary Staff nor APS will be entitled to receive from the Company any vacation pay, sick leave, retirement, pension or social security benefits, workers’ compensation, disability, unemployment insurance benefits or any other employee benefits. APS will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business.
The Company shall not solicit, recruit or hire any employees or agents of APS for a period of two years subsequent to the expiration or termination of the Agreement.
Section 4. Confidentiality
APS shall keep confidential all non-public confidential or proprietary information obtained from the Company during the performance of its services hereunder (the “Information”), and neither APS nor the Temporary Staff will disclose any Information to any other person or entity. “Information” includes non-public confidential and proprietary data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.
The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, APS or the Temporary Staff from disclosure pursuant to a valid subpoena or court order, but neither APS nor the Temporary Staff shall encourage, suggest, invite or request, or assist in securing, any such subpoena or court order; and the Temporary Staff shall promptly give notice of any such subpoena or court order by fax transmission to the Company. APS and the Temporary Staff may make reasonable disclosures of Information to third parties in connection with the performance of APS’ obligations and assignments hereunder.

AP Services, LLC
General Terms and Conditions
The Company acknowledges that all information (written or oral), including advice and Work Product (as defined in Section 5), generated by APS and the Temporary Staff in connection with this engagement is intended solely for the benefit and use of the Company (limited to its management and its Board of Directors) in connection with the transactions to which it relates. The Company agrees that no such information shall be used for any other purpose or reproduced, disseminated, quoted or referred to with attribution to APS at any time in any manner or for any purpose without APS’ prior approval except as required by law.
Section 5. Intellectual Property
All methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, writings and other intellectual property that APS has created, acquired or developed prior to the date of this Agreement are, and shall remain, the sole and exclusive property of APS, and the Company shall not acquire any interest therein. APS shall be free to use all methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, writings and other intellectual property that APS may create or develop in connection with this engagement, subject to its duty of confidentiality to the extent that the same contain information or materials furnished to APS by the Company that constitute Information referred to in Section 4 above. Except as provided above, all information, reports, materials, software and other work product that APS creates or develops specifically for the Company as part of this engagement (collectively known as “Work Product”) shall be owned by the Company and shall constitute Information referred to in Section 4 above. APS may retain copies of the Work Product subject to its obligations under Section 4 above.
Section 6. Framework of the Engagement
The Company acknowledges that it is retaining APS to provide the Temporary Staff solely to assist and advise the Company as described in the Agreement. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement.
Section 7. Indemnification and Other Matters
The Company shall indemnify, hold harmless and defend APS and its affiliates and its and their partners, directors, officers, employees, Temporary Staff and agents (collectively, the “indemnities”) from and against all claims, liabilities, losses, expenses and damages to the extent of the most favorable indemnities provided by the Company to any of its directors or officers, provided, however, that to the extent any matter for which indemnification is called for hereunder arises while the Company is under the protection of the Bankruptcy Code, indemnification of APS personnel who are not directors or officers of the Company shall be subject to the approval of the Board of Directors of the Company. The Company shall pay damages and expenses as incurred, including reasonable legal fees and disbursements of counsel and the costs of APS’ professional time (APS’ professional time will be reimbursed at APS’ rates in effect when such future time is required), relating to or arising out of the engagement, including any legal proceeding in which an indemnity may be required or agree to participate but in which it is not a party. The indemnities may, but are not required to, engage a single firm of separate counsel of their choice in connection with any of the matters to which this indemnification agreement relates.
The Company shall use its best efforts to specifically include and cover, as a benefit for their protection, Temporary Staff serving as directors or officers of the Company or affiliates from time to time with direct coverage as named insureds under the Company’s policy for directors’ and officers’ (“D&O”) insurance. The Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. The Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons.
APS is not responsible for any third-party products or services. The Company’s sole and exclusive rights and remedies with respect to any third party products or services are against the third-party vendor and not against APS, whether or not APS is instrumental in procuring the third-party product or service.
APS shall not be liable to the Company except for actual damages resulting from gross negligence, bad faith, self-dealing or intentional misconduct.
Section 8. Governing Law
The Agreement is governed by and shall be construed in accordance with the laws of the State of Michigan with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

AP Services, LLC
General Terms and Conditions
Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled by arbitration. Each party shall appoint one non-neutral arbitrator. The two party arbitrators shall select a third arbitrator. If within 30 days after their appointment the two party arbitrators do not select a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association (AAA). The arbitration shall be conducted in Southfield, Michigan under the AAA’s Commercial Arbitration Rules, and the arbitrators shall issue a reasoned award. The arbitrators may award costs and attorneys’ fees to the prevailing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
Section 9. Termination and Survival
The Agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination APS will be entitled to any fees and expenses due under the provisions of the Agreement, including Success Fee and Break Fee in accordance with Schedule 1. Such payment obligation shall inure to the benefit of any successor or assignee of APS.
Additionally, unless the Agreement is terminated by the Company for Cause (as defined herein) or due to circumstances described in the Success Fee provision in the Agreement, APS shall remain entitled to the Success Fee that otherwise would be payable in accordance with Schedule 1
Sections 2, 4, 5, 7, 8, 9 and 10 of these Terms, the provisions of Schedule 2 and the obligation to pay accrued fees and expenses shall survive the expiration or termination of the Agreement.
Section 10. General
Severability. If any portion of the Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.
Entire Agreement. These Terms, the letter agreement into which they are incorporated and the Schedule(s) and Exhibit to such letter agreement contain the entire understanding of the parties relating to the services to be rendered by APS and the Temporary Staff and may not be amended or modified in any respect except in a writing signed by the parties. APS is not responsible for performing any services not specifically described herein or in a subsequent writing signed by the parties
Joint and Several. If more than one company signs this Agreement, the liability of each Company shall be joint and several.
Notices. All notices required or permitted to be delivered under the Agreement shall be sent, if to APS, to:
AP Services, LLC
2000 Town Center, Suite 2400
Southfield, MI 48075
Attention: General Counsel
and if to the Company, to the address set forth in the Agreement, to the attention of the Company’s General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the Agreement shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.